CONFLICT MINERALS REPORT
ARLO TECHNOLOGIES, INC.

In accordance with Rule 13p-1 under the Securities Exchange Act of 1934 for the Calendar Year Ended December 31, 2018

Introduction

Rule 13p-1 was adopted by the United States Securities and Exchange Commission ("SEC") to implement reporting and disclosure requirements related to Conflict Minerals as directed by Section 1502 of the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010. Rule 13p-1 imposes certain reporting obligations on SEC registrants whose products contain Conflict Minerals necessary to the functionality or production of their products. Conflict Minerals are defined by Rule 13p-1 as (A) cassiterite, columbite-tantalite (coltan), gold, wolframite, and their derivatives, which are limited to tin, tungsten, tantalum, and gold (collectively, “3TG” or “Conflict Minerals”); or (B) any other mineral or its derivatives determined by the Secretary of State to be financing conflict in the Covered Countries (as defined below).

If a registrant has reason to believe that any 3TG in its supply chain may have originated in the Democratic Republic of the Congo (DRC) or an adjoining country (together with the DRC, the "Covered Countries"), or if it is unable to determine the country of origin of the 3TG in its products, or that its products are manufactured entirely from recycled and scrap sources, then the issuer must conduct due diligence on the source and chain of custody of the 3TG. The registrant must annually submit a Form SD and Conflict Minerals Report ("CMR") to the SEC that includes a description of those due diligence measures. Arlo Technologies, Inc. ("Arlo" or the "Company") has determined that Conflict Minerals that may have originated from the Covered Countries are necessary to the functionality or production of some or all of its products, manufacture of which was completed during the 2018 calendar year and, therefore, is required to perform due diligence and file this report annually. This report is Arlo's CMR for the reporting calendar year ended December 31, 2018.

This report is not audited, as Rule 13p-1 and current SEC guidance provide that if the registrant is not declaring products as "DRC Conflict Free," the CMR is not subject to an independent private sector audit.

Although forward-looking statements in this report reflect our good faith judgment, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include without limitation: the risk that information reported to us by our suppliers from which we directly procure finished goods, components, materials and/or services for our products (direct suppliers), or industry information used by us, may be inaccurate or incomplete; the risk that smelters or refiners (processing facilities) may not participate in the Responsible Minerals Assurance Process (RMAP), formerly the Conflict-Free Smelter Program, which is a voluntary initiative in which independent third parties audit processing facilities’ procurement and processing activities and determine if the processing facilities maintain sufficient documentation to reasonably demonstrate conflict free sourcing; as well as risks discussed under the heading “Risk Factors” in our most recent Quarterly Report on Form 10-Q, including those related to our customer concentration, our dependence on a limited number of third-party suppliers and our being subject to government regulations and policies. Readers are urged not to place undue reliance on forward-looking statements, which speak only as of the date of this report. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Report. Throughout this report, whenever a reference is made to our website, such reference does not incorporate information from the website by reference into this report unless specifically identified as such.

Section 1 - Company Overview

Arlo combines an intelligent cloud infrastructure and mobile app with a variety of smart connected devices that transform the way people experience the connected lifestyle. Its cloud-based platform creates a seamless, end-to-end connected lifestyle solution that provides users visibility, insight and a powerful means to help protect and connect with the people and things that matter most to them. Arlo enables users to monitor their environments and engage in real-time with their families and businesses from any location with a Wi-Fi or a cellular network internet connection. To date, Arlo has launched several categories of award-winning smart connected devices, including wire-free smart Wi-Fi and LTE-enabled cameras, advanced baby monitors and smart security lights.

Arlo’s internet address is www.arlo.com. This CMR will be posted on the Company’s website with other SEC filings under About Us/Investor Relations/Financials & Filings/SEC Filings as soon as reasonably practicable after it is electronically filed with the SEC. This is the Company’s first CMR filing as a standalone public company since Arlo completed its initial public offering on August 7, 2018 and at that time NETGEAR, Inc. (“NETGEAR”) owned approximately 84.2% of the shares of Arlo’s common stock. On December 31, 2018, NETGEAR completed its distribution of its 84.2% common stock ownership to its NETGEAR’s shareholders and was no longer considered a related party to the Company.

1.1 Arlo Products

All of our products fall in scope of the Conflict Minerals Rule as they contain one or more Conflict Minerals. The following product line descriptions provide additional details:

•	Smart connected devices - cameras, security light, audio doorbell and Arlo chime

•	Arlo accessories - charging accessories, arlo mounts and arlo skins

We conducted an analysis of Arlo products and found that small quantities of 3TG, necessary to the products’ functionality or production, are found in substantially all Arlo products.

1.2 Conflict Minerals Report

For all product categories listed under 1.1, we have been unable to conclusively determine the origin of the 3TG that our products contain, or to conclusively determine to what extent they came from recycled or scrap sources; the facilities used to process them; their countries of origin; or their mines or locations of origin. More than 50% of our in-scope suppliers reported at broad levels, often declaring the scope of their Conflict Minerals Reporting Template (“CMRT”) as “company-wide,” not at the level of products actually provided to us.

This report describes our Reasonable Country of Origin Inquiry (“RCOI”) efforts, the due diligence measures we took on the 3TG source and chain of custody, the results of our due diligence efforts, expected risk assessment and mitigation steps.

1.3 Conflict Minerals Policy

Arlo has published its conflict minerals policy on its webpage located at:
https://www.arlo.com/images/pdf/Arlo-Conflict-Minerals-Sourcing-Policy.pdf

We are contributing to industry efforts to address conflict minerals through our involvement as a member of the Responsible Business Alliance (“RBA”), previously known as the EICC or the Electronic Industry Citizenship Coalition, and the Responsible Minerals Initiative (“RMI”).

Section 2 - Reasonable Country of Origin Inquiry

To determine whether the necessary 3TG in our products originated in the Covered Countries, we first needed to determine the scope of our Conflict Minerals program. As determined and explained above, Arlo has determined that nearly all of its products contain one or more Conflict Minerals and, therefore, we determined that all Tier 1* suppliers of these products should be surveyed on the sourcing of that 3TG.

*Arlo’s definition of Tier 1 Supplier - ODM (Original Design Manufacturer), CM (Contract Manufacturer) and Arlo’s AVL (Approved Vendor List) with which Arlo has directly negotiated the price of goods and services and has a direct control or business relationship, but excluding the following suppliers: plastics and software suppliers; packaging suppliers; suppliers whose previous year’s CMRT declaration confirmed that 3TG are not contained in the applicable component/material; suppliers whose material did not end up in production orders; and suppliers with which there was no price negotiation in the reporting year.

Arlo utilized the CMRT version 5.11 or higher to conduct a survey of all in-scope suppliers. The CMRT is a free, standardized reporting template developed by the RMI that is widely considered the industry standard in conflict minerals data collection. During the supplier survey process, we contacted all Tier 1 suppliers and required that they complete a valid CMRT and provide it to Arlo for assessment.

On average, Arlo direct suppliers were contacted at least three times through email and/or phone call for follow up on their CMRT submission or for clarifying any questions that the Arlo Conflict Minerals Program team or Arlo’s third-party service provider may have had. Arlo’s Conflict Minerals Program team was also in charge of all the communication with direct suppliers.

We received completed CMRTs from all 28 in-scope suppliers. Once all CMRTs were collected, they were evaluated using automated data validation. The goal of data validation is to increase the accuracy of submissions and identify any contradictory answers in the CMRT. This data validation is based on their answers to questions 1 through 6 of the CMRT.

All submitted forms were accepted and classified as valid or invalid so that data is still retained. As of March 20, 2019, there were no invalid supplier submissions that had not been corrected.

Based on the RCOI, we have reason to believe that some of the 3TG may have originated from the Covered Countries. Therefore, in accordance with the Rule, the Company performed due diligence on the source and chain of custody of the 3TG used in manufacture of Arlo products.

Section 3 - Conflict Minerals Due Diligence Program Design

Arlo’s conflict minerals due diligence program is designed to conform in all material aspects with the framework recommended by the Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, including supplements, also known as the “OECD Guidance,” as it relates to Arlo’s supply chain position as a “downstream” or finished product manufacturer and purchaser.

Summarized below are the components of Company’s program as they relate to the five-step framework set forth in the OECD Guidance:

3.1 Establish strong company management systems

•	Adopted and publicly communicated a conflict minerals company policy which is posted on the Arlo website at https://www.arlo.com/images/pdf/Arlo-Conflict-Minerals-Sourcing-Policy.pdf

•
As a member of the RBA, required that our suppliers and contract manufacturers acknowledge and implement the RBA’s Code of Conduct, which includes an obligation to conduct due diligence regarding conflict minerals.

•
Assembled internal conflict minerals program team, led by our Quality & Compliance team and supported by a cross-functional team consisting of representatives from Operations, Supply Chain, Legal, Finance and Internal Audit functions.

•
Established a system of control through the use of our Supplier Code of Conduct and transparency over Arlo’s conflict minerals supply chain by engaging first-tier suppliers and requesting relevant information through the use of a third-party service provider, which utilized due diligence tools created by the RMI, including the CMRT.

•	Provided updates on our conflict minerals due diligence progress and status on a quarterly basis to Arlo’s Chief Financial Officer.

•	Educated and trained those personnel responsible to work on Arlo’s Conflict Minerals Program.

•
Established a grievance mechanism to allow employees, suppliers, and others to report suspected non-compliance with the applicable legal requirement and/or suspected non-compliance with Arlo’s Code of Ethics and Supplier Code of Conduct. These policies are publically available at https://www.arlo.com/en-us/about/corporate-social-responsibility/ethics/

•	Established an internal audit to review the conflict minerals due diligence process against Arlo’s documented procedure and data accuracy in Arlo CMRT.

•
Identified business records relating to conflict minerals due diligence, including records of due diligence processes, findings and resulting decisions, that will be retained in accordance with our records retention policies.

3.2 Identify and manage risk in the supply chain

•	Identified relevant Tier 1 suppliers that supplied products containing 3TG.

•	Requested these suppliers to provide information regarding smelters or refiners in our supply chain by using the CMRT.

•	Reviewed supplier responses for completeness and accuracy.

•	Risks were identified by analyzing data from the lists provided by suppliers of mineral processing facilities on their CMRT declarations.

•	Compared information in supplier responses with the list of 3TG processing facilities that received a “conflict-free” designation, produced by the RMAP (Responsible Minerals Assurance Process).

•
Each facility that meets the RMI definition of a smelter or refiner of 3TG was assessed according to red flag indicators defined in the OECD Guidance. To determine the level of risk that each smelter posed to the supply chain, the Company assessed three criteria: geographic proximity to the Covered Countries, known mineral source country of origin, RMAP audit status, credible evidence of unethical or conflict sourcing, and peer assessments conducted by credible third-party sources.

•	Contacted non-responsive suppliers, requesting their responses.

•	Provided suppliers with feedback on responses containing errors, inconsistencies or incomplete information and encouraged them to resubmit a valid response.

•
Evaluated suppliers on the strength of their internal conflict minerals programs. When suppliers met or exceeded the below criteria (responded “Yes: to all four questions listed below), they were deemed to have a strong program. When they responded “No” to any one or more to the questions, they were deemed to have a weak program. The criteria used to evaluate the strength of their programs was based on these four questions in the CMRT:

•	Have you established a conflict minerals sourcing policy?

•	Have you implemented due diligence measures for conflict-free sourcing?

•	Do you review due diligence information received from your suppliers against your company’s expectations?

•	Does your review process include corrective action management?

3.3 Design and implement a strategy to respond to risk

•
Conducted regular conflict minerals program team meetings to review, among other things, Arlo’s Conflict Minerals program, any potential or actual risks identified during due diligence, and the status of supplier responses.

•
Identified high-risk smelters or refiners in Arlo’s supply chain by using the smelter and refiner database from the RMI that includes information on each smelter’s and refiner’s chain of custody of minerals. Arlo’s smelter & refiner risk calculation is based on three-criteria:

•	Geographic proximity to the Covered Countries;

•	RMAP audit status; and

•	Credible evidence of unethical or conflict sourcing.

•	Through the use of the Company’s third-party service provider, contacted non-RMAP facilities to encourage them to join the program and undergo an audit.

•	Drafted an escalation plan in the event if we have to address non-responsive suppliers and/or to contact suppliers that provided incomplete or inaccurate supply chain information.

•	Requested that certain suppliers remove specific smelters or refiners from their supply chains that we deemed to be high-risk.

•	Engaged any suppliers that we had reason to believe are supplying the Company with 3TG from sources that may be considered red flags and encouraged them to establish alternative sources of 3TG.

•
Informed non-responsive suppliers, near to Arlo’s deadline date for accepting supplier CMRT that we would assess and potentially withhold future business with them if they did not provide their supply chain conflict minerals information using the CMRT.

•	Conducted Conflict Minerals Program due diligence process audit of Arlo’s ODM partners that contributed to at least 80% of Arlo’s purchase in reporting year.

3.4 Audit of smelter/refiner’s due diligence practices

•
Relied on the RMAP, the London Bullion Market Association, and the Responsible Jewelry Council to coordinate third-party audits of smelters and refiners to validate the sourcing practices of such facilities in our supply chain.

•	Provided indirect financial support for these third-party audits through our continued membership in the RBA and RMI.

•	Participated in RBA and RMI work groups, including smelter engagement and outreach.

3.5 Report annually on supply chain due diligence

•	Publicly communicated Conflict Minerals Policy on company website at:
https://www.arlo.com/images/pdf/Arlo-Conflict-Minerals-Sourcing-Policy.pdf

•
Filed our Form SD for the reporting period from January 01, 2018 to December 31, 2018, including this Conflict Minerals Report, with the SEC and made it available on the Investor Relations pages of our website at https://investor.arlo.com/financials-and-filings/sec-filings/default.aspx

•	Reported supply chain smelter information in this Conflict Minerals Report.

The content of any website referred to in this report is included for general information only and is not incorporated by reference in this report.

Section 4 - Due Diligence Results

Arlo does not have direct contractual relationships with smelters and refiners; therefore, we relied on our direct suppliers and the entire supply chain to gather and provide specific information on 3TG used in Arlo products.

4.1 Survey Results

In 2018, Arlo conducted supply chain surveys, using the CMRT, of Tier 1 suppliers that we identified that may contribute necessary 3TG in our products. The results of our supply chain survey of our 28 Tier 1 suppliers and the conclusion of our RCOI are as follows:

•	100% of Arlo-surveyed suppliers provided a response using an accepted version of the CMRT.

•	None of the 28 CMRTs collected have been deemed invalid.

•	The surveyed suppliers identified 287 legitimate smelters and refiner facilities that may process the necessary 3TG contained in the products manufactured.

•
Of these 287 smelters and refiners, 249 were validated as conflict free by RMAP, and, based on information provided by the RMI through RMAP, a further four have agreed to undergo or are currently undergoing a third-party audit.

•
We have reason to believe that a portion of the Conflict Minerals processed by 24 RMAP audited smelters or refiners may have originated in the Covered Countries and are not solely from recycled or scrap sources.

Attached as Table A is a list of all smelters and refiners identified by our suppliers in their CMRTs that appear on the list of legitimate smelters and refiners maintained by the RMI. Since many of the CMRTs we received from suppliers were made on a company-level basis, rather than on a product-level basis, we were not able to identify which smelters or refiners listed in Table A actually processed the 3TG contained in our products. Therefore, the list of processing smelters and refiners disclosed in Table A may identify more facilities than those that actually processed the minerals contained in our products.

A list of potential countries of origin from which the reported smelters and refiners collectively sourced 3TG is provided in Table B. As with the list of smelters and refiners, many responses were provided at the company level and, therefore, this list of countries may identify more countries of origin than were actually the source of the 3TG in our products.

Section 5 - Risk Mitigation and Due Diligence Improvement Plan

5.1 Inherent limitation on due diligence measures

Because of our manufacturing business model, our due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the necessary conflict minerals in the products we contract to have manufactured. Given our place in the supply chain, we have no direct relationships with smelters or refiners, and therefore possess no independent means of determining the source and origin of Conflict Mineral ores processed by smelters or refiners. Our due diligence processes are based on the necessity of seeking data from our suppliers and component manufacturers and we depend on those suppliers seeking similar information within their supply chains to identify the original sources of the necessary conflict minerals. The information provided by suppliers may be inaccurate or incomplete or subject to other irregularities. Because of our relative location within the supply chain in relation to the actual extraction, transport, smelting, and refinement of 3TG, our ability to verify the accuracy of information reported by suppliers is limited. We also rely, to a large extent, on information collected and provided by independent third-party audit programs.

5.2 Steps to be taken to mitigate risk and improve due diligence process

We intend to take the following steps to improve the due diligence conducted to further mitigate any risk that the necessary Conflict Minerals in our products could benefit armed groups in the Covered Countries:

•
Continue to work with the RMI and/or other relevant trade associations to define and improve best practices and build leverage over the supply chain in accordance with the OECD Guidance and/or other SEC recognized framework.

•
Increase the emphasis on clean and validated smelter and refiner information from our supply chain as the list of conflict-free smelters and refiners grows and more smelters and refiners declare their intent to enroll in the program.

•	Emphasize the need for cooperation and support by our Tier 1 suppliers by implementing more direct Arlo-led escalations throughout the program.

•
Encourage our suppliers to have due diligence procedures in place for their supply chains to improve the content of their responses and follow up with suppliers that appear to have gaps in their internal processes for conflict minerals.

•	Engage with our suppliers more closely and provide suppliers with more information and training resources regarding responsible sourcing of 3TG.

•
Work more closely with our third-party conflict minerals service provider to obtain CMRTs on a product-specific basis to enable us to determine which smelters and refiners actually process 3TG contained in our products.

•
Engage Tier 1 suppliers to encourage smelters or refiners in the supply chain, not yet certified/audited by the RMAP or an equivalent independent third-party audit, to undergo smelter audits and verify compliance.

•	Support our third-party service provider in its smelter due diligence activities by signing a letter to be sent to smelters that have yet to enroll in RMAP, encouraging them to do so.

Table A
Smelter & Refiners Reported to be in Supply Chain of Arlo

Below is a list of smelters and refiners have been identified by our Tier 1 suppliers and may have been used in processing of necessary 3TG contained in Arlo products the manufacture of which was completed during calendar year 2018:

Metal	Smelter or Refiner Facility Name	Location of Facility
Gold	Advanced Chemical Company	UNITED STATES
Gold	Aida Chemical Industries Co., Ltd.	JAPAN
Gold	Al Etihad Gold LLC	UNITED ARAB EMIRATES
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN
Gold	AngloGold Ashanti Córrego do Sítio Mineração	BRAZIL
Gold	Argor-Heraeus S.A.	SWITZERLAND
Gold	Asahi Pretec Corp.	JAPAN
Gold	Asahi Refining Canada Ltd.	CANADA
Gold	Asahi Refining USA Inc.	UNITED STATES
Gold	Asaka Riken Co., Ltd.	JAPAN
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY
Gold	AU Traders and Refiners	SOUTH AFRICA
Gold	Aurubis AG	GERMANY
Gold	Bangalore Refinery	INDIA
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES
Gold	Boliden AB	SWEDEN
Gold	C. Hafner GmbH + Co. KG	GERMANY
Gold	Caridad	MEXICO
Gold	CCR Refinery - Glencore Canada Corporation	CANADA
Gold	Cendres + Métaux S.A.	SWITZERLAND
Gold	Chimet S.p.A.	ITALY
Gold	Chugai Mining	JAPAN
Gold	Daejin Indus Co., Ltd.	KOREA, REPUBLIC OF
Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA
Gold	DODUCO Contacts and Refining GmbH	GERMANY
Gold	Dowa	JAPAN
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF
Gold	Eco-System Recycling Co., Ltd.	JAPAN
Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES
Gold	Geib Refining Corporation	UNITED STATES
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CHINA
Gold	Guangdong Jinding Gold Limited	CHINA
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CHINA
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA
Gold	HeeSung	KOREA, REPUBLIC OF
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Heraeus Metals Hong Kong Ltd.	CHINA
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY
Gold	Hunan Chenzhou Mining Co., Ltd.	CHINA
Gold	Hwasung CJ Co., Ltd.	KOREA, REPUBLIC OF
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Istanbul Gold Refinery	TURKEY

Metal	Smelter or Refiner Facility Name	Location of Facility
Gold	Italpreziosi	ITALY
Gold	Japan Mint	JAPAN
Gold	Jiangxi Copper Co., Ltd.	CHINA
Gold	JSC Uralelectromed	RUSSIAN FEDERATION
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kazakhmys Smelting LLC	KAZAKHSTAN
Gold	Kazzinc	KAZAKHSTAN
Gold	Kennecott Utah Copper LLC	UNITED STATES
Gold	KGHM Polska Miedz Spolka Akcyjna	POLAND
Gold	Kojima Chemicals Co., Ltd.	JAPAN
Gold	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN
Gold	L'azurde Company For Jewelry	SAUDI ARABIA
Gold	Lingbao Gold Co., Ltd.	CHINA
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA
Gold	L'Orfebre S.A.	ANDORRA
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CHINA
Gold	Marsam Metals	BRAZIL
Gold	Materion	UNITED STATES
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA
Gold	Metalor Technologies S.A.	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES
Gold	Metalúrgica Met-Mex Peñoles S.A. De C.V.	MEXICO
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA
Gold	Morris and Watson	NEW ZEALAND
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	TURKEY
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN
Gold	Nihon Material Co., Ltd.	JAPAN
Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	RUSSIAN FEDERATION
Gold	OJSC Novosibirsk Refinery	RUSSIAN FEDERATION
Gold	PAMP S.A.	SWITZERLAND
Gold	Penglai Penggang Gold Industry Co., Ltd.	CHINA
Gold	Planta Recuperadora de Metales SpA	CHILE
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA
Gold	PX Précinox S.A.	SWITZERLAND
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
Gold	Refinery of Seemine Gold Co., Ltd.	CHINA
Gold	Remondis Argentia B.V.	NETHERLANDS
Gold	Republic Metals Corporation	UNITED STATES
Gold	Royal Canadian Mint	CANADA
Gold	SAAMP	FRANCE
Gold	Sabin Metal Corp.	UNITED STATES

Metal	Smelter or Refiner Facility Name	Location of Facility
Gold	Safimet S.p.A	ITALY
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF
Gold	SAMWON Metals Corp.	KOREA, REPUBLIC OF
Gold	SAXONIA Edelmetalle GmbH	GERMANY
Gold	SEMPSA Joyería Platería S.A.	SPAIN
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA
Gold	Singway Technology Co., Ltd.	TAIWAN
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION
Gold	Solar Applied Materials Technology Corp.	TAIWAN
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	SungEel HiTech	KOREA, REPUBLIC OF
Gold	T.C.A S.p.A	ITALY
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA
Gold	Tokuriki Honten Co., Ltd.	JAPAN
Gold	Tongling Nonferrous Metals Group Co., Ltd.	CHINA
Gold	Torecom	KOREA, REPUBLIC OF
Gold	Umicore Brasil Ltda.	BRAZIL
Gold	Umicore Precious Metals Thailand	THAILAND
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM
Gold	United Precious Metal Refining, Inc.	UNITED STATES
Gold	Valcambi S.A.	SWITZERLAND
Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA
Gold	WIELAND Edelmetalle GmbH	GERMANY
Gold	Yamamoto Precious Metal Co., Ltd.	JAPAN
Gold	Yokohama Metal Co., Ltd.	JAPAN
Gold	Yunnan Copper Industry Co., Ltd.	CHINA
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Tantalum	Asaka Riken Co., Ltd.	JAPAN
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA
Tantalum	D Block Metals, LLC	UNITED STATES
Tantalum	Exotech Inc.	UNITED STATES
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	FIR Metals & Resource Ltd.	CHINA
Tantalum	Global Advanced Metals Aizu	JAPAN
Tantalum	Global Advanced Metals Boyertown	UNITED STATES
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	CHINA
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CHINA
Tantalum	H.C. Starck Co., Ltd.	THAILAND
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY
Tantalum	H.C. Starck Inc.	UNITED STATES
Tantalum	H.C. Starck Ltd.	JAPAN
Tantalum	H.C. Starck Smelting GmbH & Co. KG	GERMANY
Tantalum	H.C. Starck Tantalum and Niobium GmbH	GERMANY
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	Jiangxi Tuohong New Raw Material	CHINA
Tantalum	Jiujiang Janny New Material Co., Ltd.	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA

Metal	Smelter or Refiner Facility Name	Location of Facility
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	KEMET Blue Metals	MEXICO
Tantalum	KEMET Blue Powder	UNITED STATES
Tantalum	LSM Brasil S.A.	BRAZIL
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA
Tantalum	Mineracao Taboca S.A.	BRAZIL
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	NPM Silmet AS	ESTONIA
Tantalum	Power Resources Ltd.	MACEDONIA
Tantalum	QuantumClean	UNITED STATES
Tantalum	Resind Industria e Comercio Ltda.	BRAZIL
Tantalum	RFH Tantalum Smeltry Co., Ltd.	CHINA
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION
Tantalum	Taki Chemicals	JAPAN
Tantalum	Telex Metals	UNITED STATES
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA
Tin	Alpha	UNITED STATES
Tin	An Vinh Joint Stock Mineral Processing Company	VIET NAM
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA
Tin	China Tin Group Co., Ltd.	CHINA
Tin	CV Ayi Jaya	INDONESIA
Tin	CV Dua Sekawan	INDONESIA
Tin	CV Gita Pesona	INDONESIA
Tin	CV Tiga Sekawan	INDONESIA
Tin	CV United Smelting	INDONESIA
Tin	CV Venus Inti Perkasa	INDONESIA
Tin	Dowa	JAPAN
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VIET NAM
Tin	EM Vinto	BOLIVIA
Tin	Estanho de Rondônia S.A.	BRAZIL
Tin	Fenix Metals	POLAND
Tin	Gejiu Fengming Metallurgy Chemical Plant	CHINA
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA
Tin	Guangdong Hanhe Non-ferrous Metal Limited Company	CHINA
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CHINA
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA
Tin	Huichang Jinshunda Tin Co., Ltd.	CHINA
Tin	Jiangxi New Nanshan Technology Ltd.	CHINA
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Melt Metais e Ligas S.A.	BRAZIL
Tin	Metallic Resources, Inc.	UNITED STATES
Tin	Metallo Belgium N.V.	BELGIUM
Tin	Metallo Spain S.L.U.	SPAIN
Tin	Mineracao Taboca S.A.	BRAZIL
Tin	Minsur	PERU

Metal	Smelter or Refiner Facility Name	Location of Facility
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	Modeltech Sdn Bhd	MALAYSIA
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIET NAM
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	Operaciones Metalurgical S.A.	BOLIVIA
Tin	Pongpipat Company Limited	MYANMAR
Tin	PT Aries Kencana Sejahtera	INDONESIA
Tin	PT Artha Cipta Langgeng	INDONESIA
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	PT Babel Inti Perkasa	INDONESIA
Tin	PT Bangka Prima Tin	INDONESIA
Tin	PT Bangka Serumpun	INDONESIA
Tin	PT Bangka Tin Industry	INDONESIA
Tin	PT Belitung Industri Sejahtera	INDONESIA
Tin	PT Bukit Timah	INDONESIA
Tin	PT DS Jaya Abadi	INDONESIA
Tin	PT Inti Stania Prima	INDONESIA
Tin	PT Karimun Mining	INDONESIA
Tin	PT Kijang Jaya Mandiri	INDONESIA
Tin	PT Menara Cipta Mulia	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Panca Mega Persada	INDONESIA
Tin	PT Premium Tin Indonesia	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	PT Refined Bangka Tin	INDONESIA
Tin	PT Sariwiguna Binasentosa	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA
Tin	PT Sukses Inti Makmur	INDONESIA
Tin	PT Sumber Jaya Indah	INDONESIA
Tin	PT Timah (Persero) Tbk Kundur	INDONESIA
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA
Tin	PT Tinindo Inter Nusa	INDONESIA
Tin	PT Tommy Utama	INDONESIA
Tin	Resind Industria e Comercio Ltda.	BRAZIL
Tin	Rui Da Hung	TAIWAN
Tin	Soft Metais Ltda.	BRAZIL
Tin	Super Ligas	Brazil
Tin	Thaisarco	THAILAND
Tin	Tin Technology & Refining	UNITED STATES OF AMERICA
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIET NAM
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tin	Yunnan Tin Company Limited	CHINA
Tungsten	A.L.M.T. TUNGSTEN Corp.	JAPAN
Tungsten	ACL Metais Eireli	BRAZIL
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIET NAM
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA

Metal	Smelter or Refiner Facility Name	Location of Facility
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Ganzhou Yatai Tungsten Co., Ltd.	CHINA
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	H.C. Starck Smelting GmbH & Co.KG	GERMANY
Tungsten	H.C. Starck Tungsten GmbH	GERMANY
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CHINA
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA
Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CHINA
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA
Tungsten	Kennametal Fallon	UNITED STATES
Tungsten	Kennametal Huntsville	UNITED STATES
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA
Tungsten	Moliren Ltd	RUSSIAN FEDERATION
Tungsten	Niagara Refining LLC	UNITED STATES
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	VIET NAM
Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES
Tungsten	South-East Nonferrous Metal Company Limited of Hengyang City	CHINA
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIET NAM
Tungsten	Unecha Refractory metals plant	RUSSIAN FEDERATION
Tungsten	Wolfram Bergbau und Hütten AG	AUSTRIA
Tungsten	Woltech Korea Co., Ltd.	KOREA, REPUBLIC OF
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CHINA
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA

Table B

Countries of Origin

The list of countries of origin for the Conflict Minerals, identified as a result of our RCOI, that may have been used in our products includes, but may not be limited to:

•
Level 1 countries (not identified as conflict regions or plausible areas of smuggling or export from the Covered Countries): Argentina, Armenia, Australia, Austria, Azerbaijan, Benin, Bolivia, Botswana, Brazil, Burkina Faso, Canada, Chile, China, Colombia, Cyprus, Dominican Republic, Ecuador, Egypt, Eritrea, Ethiopia, Finland, Georgia, Ghana, Guatemala, Guinea, Guyana, Honduras, India, Indonesia, Iran, Ivory Coast, Kazakhstan, Kyrgyzstan, Laos, Lebanon, Madagascar, Malaysia, Mali, Mauritania, Mauritius, Mexico, Mongolia, Morocco, Myanmar, Namibia, Nicaragua, Niger, Nigeria, Papua New Guinea, Peru, Philippines, Portugal, Puerto Rico, Russian Federation, Saudi Arabia, Senegal, Sierra Leone, Slovakia, Solomon Islands, Spain, Suriname, Swaziland, Sweden, Taiwan, Thailand, Togo, Turkey, United Kingdom of Great Britain and Northern Ireland, United States of America, Uruguay, Uzbekistan, Venezuela, Zimbabwe

•	Level 2 countries (known or plausible countries for smuggling, export out of region or transit of materials containing tantalum, tin, tungsten or gold): Kenya, Mozambique, South Africa

•	Level 3 countries (the Covered Countries): DRC, Burundi, Rwanda, Tanzania, Uganda, Zambia